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                                                                     EXHIBIT 5.1


                                               June 18, 1998




DynaGen, Inc.
840 Memorial Drive
Cambridge, MA 02139

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today with the Securities and Exchange Commission by DynaGen, Inc., a Delaware corporation (the "Company") relating to 7,000,000 shares of the Company's common stock $0.01 par value per share (the "Common Stock"), issuable pursuant to the Company's 1998 Stock Option Plan and the Company's 1998 Consultant Stock Plan (collectively, the "Plans")and a Stock Option granted to the Chairman of the Company's Board of Directors as of June 1,1998 (the "Executive Option").

         We are familiar with the Company's Certificate of Incorporation, as amended to date and its By-Laws, as amended to date. We have examined such records of meetings and consents of the Company's Board of Directors and of its stockholders, stock records and other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that:

                  With respect to the Common Stock (a) the Company has corporate power adequate for the issuance of such Common Stock to be issued pursuant to the Plans and the Executive Option, (b) the Company has taken all necessary corporate action required to authorize the issuance and sale of such Common Stock and (c) when certificates for such Common Stock have been duly executed and countersigned, and delivered against due receipt of the purchase price or exercise price for such Common Stock as described in the Plans and the Executive Option, such Common Stock will be validly and legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

                                           Very truly yours,

                                           FOLEY, HOAG & ELIOT LLP


                                           By: /s/ David A. Broadwin
                                               -----------------------
                                               A Partner